EXHIBIT 99.1

MCEWEN CAPITAL
INSiTE PUBLICATIONS

2007, Volume 1 Number 1

McEwen Capital’s objective is clear: identify companies and management teams that can build share value!

[GRAPHIC: PICTURE AND CAPTION: Rob McEwen stands outside Toronto’s Osgoode Hall (Court House) as he battles Goldcorp Inc. for a shareholder vote. ]

Since McEwen Capital was established in the beginning of 2005, the firm has generated an annual compounded rate of return of 64%, which would have ranked it one of the top performing gold funds or public hedge funds in the world!

We take large, concentrated positions, public hedge funds in the world!

We take large, concentrated positions, acquiring 10-50% of a company. Our favoured investments are distressed assets, turnarounds and companies that have fallen out of favour with the market. We ensure management has a substantial amount of their net worth at risk so they will think like an owner not a manager! We advise companies on areas that we ultimately believe will deliver a higher share price.

In August our largest investment, Goldcorp (NYSE: GG TSX: G), announced its intention to acquire Glamis Gold in a US$21 billion transaction. Goldcorp also announced that shareholders would not be given  a vote. This did not sit well with us! Goldcorp became entrenched in the mantra “bigger is better” and forgot what really matters: share price! Despite owning just 1.5% of Goldcorp, a US$15 billion company, we sued and launched an extensive public relations campaign. Although our attempt to get shareholders a vote was denied by the courts, McEwen Capital proved it has little tolerance for decisions that disregard the company’s owners and its share price. Since Goldcorp announced this transaction its shares have declined by -6.6% while the two leading gold indices, the AMEX Gold Bugs Index (HUI) and the Philadelphia Exchange Gold and Silver Index (XAU), are flat and down -1.2% respectively. It appears getting bigger was better for management not its shareholders.

 In January 2006, McEwen Capital announced the first of two new large equity stakes when we purchased 14.2% of Everton Resources (TSX-V: EVR) on a partially diluted basis. Everton has amassed one of the largest land positions around the Eleonore discovery in James Bay, Quebec, where Goldcorp paid approximately US$420 million for the deposit and Barrick old/Goldcorp’s recently purchased Pueblo Viejo gold deposit in the Dominion Republic, which is being developed at a cost of US$1.4 billion. Since our initial investment of CDN$1.5 million, Everton’s shares have increased by 180%!  Continued on Page 3.

Breaking News!
[GRAPHIC: TSX:RMX, NEW RUBICON, RBY]

On February 26, 2007 McEwen Capital announced it had entered into an agreement with Rubicon Minerals (AMEX: RBY TSX:RMX) to exchange its 531,000 acres of land in Alaska for shares of Rubicon and would subscribe for additional CDN$10 million in a private placement.  As part of the transaction, Lexam Explorations, which is 49% owned by McEwen Capital, has agreed to exchange its Nevada properties for shares in Rubicon to transform Rubicon into one of South America’s most exciting exploration companies!

The New Rubicon will have large land positions in Red Lake, Alaska’s Pogo District and in northeastern Nevada. These are major gold districts in politically safe locations.  Rubicon shares are listed on the Amex and TSX. When Rubicon shareholders approve this transaction, the company will be debt free and have $25 million in the treasury, sufficient to fund a major exploration campaign in 2007/2008.

Progress at US Gold

[GRAPHIC: PICTURE AND CAPTION: US Gold’s Property Looking West/East 36 sq. Miles. ]

US Gold’s Tonkin property is located in Nevada’s Cortez Trend, 10 miles south of Barrick’s rich Cortez Hills gold deposit. “Nevada is possibly one of the best places in the world to look for large gold deposits” said Rob McEwen, US Gold’s Chairman and CEO, “the region has hosted numerous large discoveries, it is politically safe and mining friendly. A Nevada address is a great one to have; evidence of this is clear from Barrick’s recent purchase of Placer Dome, which I believe was in large part because of Placer’s Nevada assets.” US Gold’s Tonkin property 1.4 million ounces of mineralized material currently defined near surface. Its situated between Barrick’s Cortez joint venture mine and their new Ruby Hills /Archimedes mine.

US Gold had a busy year in 2006, starting with a US$75 million financing in February that gave the company the strongest treasury of any exploration stage company in Nevada. This was followed by an announcement to consolidate the Cortez Trend by acquiring 3 adjacent companies: White Knight Resources, Nevada Pacific Gold, and Tone Resources (see Page 9 for details). US Gold listed its shares and warrants on the TSX stock exchange, and shares on the AMEX stock exchange. US Gold’s listing on these two major North American exchanges is an important progression from its former over-the-counter listing. 2006 was an equally busy year on the site of its Tonkin project, where US Gold’s experienced team of professionals completed property-wide reevaluations, updating geologic mapping, geochemical sampling, and geophysical data. Drilling commenced in June 2006 and will continue uninterrupted with eight drill rigs active on the property.

“Early drilling has been encouraging, and has succeeded in extending known areas of mineralization both laterally and to depth. The program in 2007 is to continue aggressively exploring further away from areas with historic drilling. The Tonkin property 36 square miles and much of it is untouched, I am anxious to see what results the year ahead will bring,” said McEwen.

“My strategy at the time of my initial investments in Nevada was to create a company which had a large land position, an aggressive exploration program, superior trading liquidity, a strong balancesheet and retain the upside of a junior. I am pleased that many of my objectives for US Gold were accomplished in 2006. I am encouraged by the work to date and look forward to exciting exploration news in 2007.”

US$5,500 Gold Price by 2010?

Last spring was an exciting time with gold marching through US$700 per ounce. Then the main correction took place. Gold fell from over US$700 to a low of US$540 per ounce by mid-summer.

The lesson is clear! When you are in the middle of a bull market, expect price corrections and consolidations. The price will not move in a straight line. However, the case for gold and gold shares remains strong! By 2008 we believe the gold price will reach its all time high of $850 per ounce that was set back in 1980 and then possibly reach US$5,500 per ounce by 2010.

There are various tools investors can use to help determine the future price of gold. One of the primary methods used at McEwen Capital is the Dow Jones versus Gold ratio. This ratio looks at how many ounces of gold it takes to purchase the Dow, assuming every point in the index represents a dollar. This ratio also reflects the markets confidence in paper versus physical assets like gold.

There is a historical relationship where at certain points in time the gold and the Dow trade at a 1:1 or a 2:1 ratio, where one or two ounces of gold can purchase the Dow. When this happens gold has reached its peak in terms of purchasing power relative to other financial assets. These are periods where investors have lost all confidence in paper assets. It occurred in 1896, 1929 and 1980 and we believe we are approaching this ratio again.

Today, 20 ounces of gold purchases the Dow. Yet during the height of the technology market, in 1999, it took 44 ounces, so the number of ounces it takes to buy the Dow has been cut in half. We believe this ratio will once again be 2:1. If this is correct and the Dow stays relatively flat we could experience a gold price of US$5,500 per ounce. It will be in this period where investors should be looking to roll their investments out of gold and into other asset classes.

[GRAPHIC: CHART DJIA VS GOLD 1896-PRESENT]
[GRAPHIC: CHART GOLD PRICES 1970-PRESENT]

Lexam: Exploration Gearing Up
 Oil, Gas & Uranium

[GRAPHIC: 49% OWNED BY MCEWEN]
[GRAPHIC: LEXAM COMPANY LOGO]

For Lexam, 2006 was a turnaround year. The company eliminated its debt, boosted its treasury, listed its shares on the TSX-Venture Exchange and significantly advanced the permitting process at its Baca Oil and Gas Project in south-central Colorado.

“ L e x a m raised CDN$4.4 million in August, entered into an option agreement to sell its base metal deposit which could add approximately CDN$800,000 to the treasury and we have just agreed to trade the company’s large land position in Nevada for shares of the exciting new Rubicon Mineral,” stated McEwen. “This transaction will strengthen our balancesheet considerably.”

Lexam’s Baca Oil and Gas Project is situated on 100,000 acres in Colorado which is home to some of North America’s largest oil and gas fields such as the San Juan and Piceance Basins. The company began its 2007 exploration program by conducting a 25 square mile 3D seismic survey in order to better define the gas targets that have previously been identified and to locate additional drill targets on the property.

“This is perhaps the last deep basin in Colorado that has never had a producing well. Geologists that looked at the area dismissed its potential for oil and gas because they didn’t believe the right rocks were present,” explained McEwen. “This was proven false when we were drilling for gold and encountered oil showings over a 4 mile stretch. Investors should not kid themselves though, this is an extremely speculative situation.”

Also in January of 2007 Lexam announced that it had entered into an agreement with Golden Valley Mines (TSX-V: GZZ) to earn a 50% interest in two prospective uranium projects in Quebec, Canada by spending CDN$3 million over three years. In connection with the agreement, McEwen Capital announced that it had purchased 7.8% of Golden Valley Mines outstanding shares or 14.8% on a partially diluted basis should all warrants be exercised.

“I didn’t believe Golden Valley’s uranium projects were being fully recognized by the market due to their limited treasury and market profile. The properties held by the world’s largest uranium producer, Cameco, and to Strateco, one of Canada’s most successful uranium exploration companies,” stated McEwan. “I believe this transaction will continue to position Lexam as a unique investment for investors looking at the energy sector.”

[GRAPHIC: PICTURE AND CAPTION: Lexam Explorations opening the Toronto Stock Exchange on October 6, 2006. Left to right: Robert Peterman, Ana Aguirre, Caspar Chow, Ungad Chadda, Kevan Cowan, David Kaiser, Rob McEwen, Ian Ball, Stefan Spears, Francis Manns, Dale Boyd, Richard Nesbitt, Kevin Legault.]

Continued from cover…McEwen Capital’s objective is clear

Our second purchase during 2006 was Cyberplex (TSX: CX). Shares were initially accumulated during the first half of the year at an approximate average price of CDN$0.20. McEwen Capital increased its ownership during the summer when we subscribed for an additional 7.5 million shares, increasing our ownership to 31.4%. Our investment in Cyberplex generated a 22% return during 2006.

Based on the belief that politically safe, Dollar denominated countries represent the best opportunity for gold exploration, McEwen Capital launched a private exploration company in Alaska, to complement its investment in Nevada, and proceeded to enter into an agreement with Rimfire Minerals (TSX-V: RFM) to earn a 70% interest in their 180,000 acre gold project surrounding the Pogo Mine that is owned by Teck Cominco and Sumitomo Metal Mining of Japan. We look forward to sharing additional information on our activities in Alaska this year.

For those that have tracked McEwen Capital’s investments in the mineral sector, you will notice a few common themes: 1) we are attracted to owning a commanding land position in emerging gold belts 2) investments typically concentrate around existing or mines under development and 3) we focus on politically secure regions. These factors, among others, will continue to guide our investments in 2007.

[GRAPHIC: MINERA ANDES GOLD & SILVER PRODUCTION IS CLOSER THAN IT APPEARS info@minandes.com www. minandes.com 509-921-7322]

Everton Resources: Circling the World’s Biggest Gold Producers

[GRAPHIC: 49% OWNED BY MCEWEN]

We recently conducted an interview with André Audet, Chairman & CEO of Everton Resources. He provided us with an outline of the company and its operations as well as discussed exciting exploration work the company is conducting in close proximity to some of the world’s largest gold producers.

Q: For the readers that may not be familiar with Everton Resources and its management, could you provide an overview of the company and yourself ?

Audet: Everton Resources is one of the most active junior exploration companies in Quebec and the Dominican Republic and provides investors with an exceptional portfolio of active projects in two separate and distinct emerging gold districts. Everton has two dedicated teams of experienced geologists; one team is located in and focused on the James Bay Territory in northern Quebec and the other team is located in and focused on the Dominican Republic. As Chairman & CEO I am responsible for all operations from a financial perspective, drawing on my many years of experience as a Vice-President at BMO Nesbitt Burns.

Q: Why should an individual consider Everton a possible investment?

Audet: We believe that Everton is exploring for gold in all the right places. Everton has an exceptionable portfolio of properties around one of the world’s largest undeveloped gold deposits, Pueblo Viejo, in the Dominican Republic, Everton also has the second largest land position around the Virginia Gold discovery in the James Bay area of Quebec. A new Everton investor can benefit from the culmination of three years of grass-roots exploration. In 2007, Everton will drill test three targets in Quebec and two targets in the Dominican Republic. The drill-testing of that many targets could significantly enhance shareholder value.

Q: The James Bay region in Quebec is heating up. Goldcorp purchased Virginia Gold for CDN$450 million and then they negotiated two joint venture agreements in the area. Being the second largest land holder in James Bay what did you take away from this?

Audet: The Virginia Gold discovery is one of the most significant gold discoveries made in Canada over the last 25 years. I acted quickly and this early-mover status allowed Everton to secure the second largest land position in the Opinaca Region around the Virginia Gold discovery. Goldcorp will be spending hundreds of millions of dollars developing a mine site and setting up the required infrastructure. In fact, the road they are proposing to build will go through one of our properties. Goldcorp is very committed to the Opinaca region and this will benefit everyone.

Q: We also saw Barrick Gold, the world’s largest gold producer, and Goldcorp buy the large gold deposit, Pueblo Viejo in the Dominican Republic, which is 5 km away from you. This must increase your confidence level in the properties you are acquiring?

Audet: Yes, very much. The Dominican Republic is home to two world class deposits. Barrick & Goldcorp will be developing the 15 million ounce Pueblo Viejo deposit and Xstrata (Falconbridge) has mined over 65 million tonnes of nickel laterite from the Falcondo Nickel mine. The Dominican Republic is a very stable and resource rich country with excellent infrastructure making it a first class mining destination.

Q: How much are Barrick and Goldcorp planning to spend on infrastructure in the Dominican Republic and how will this benefit Everton shareholders?

Audet: Barrick and Goldcorp are proposing to spend over US$1.4 billion to bring Pueblo Viejo into production. This is one of the world’s largest undeveloped gold deposits. I think about a third of that cost will be spent building a power plant. As such, they are very interested and are paying very close attention to the progress on the properties surrounding the area where they are making such a significant investment.

Q: Can you outline the unique system the province of Quebec instituted to encourage mineral exploration?

Audet: The Province of Quebec reimburses 42% of exploration expenditures incurred in the province. This allows companies exploring in Quebec to have some of the lowest exploration costs in the world. This is in addition to excellent infrastructure, low energy costs and agreements with First Nations.

Q: So if you spend $5 million you will get back $2.1 million and if you spend $2.1 million you get approximately $900,000 and it keeps going?

Audet: Yes. This year we spent about CDN$2 million on exploration in Quebec. This means that we will receive a cheque from the Quebec Government for about CDN$800,000. Then, we can spend this money on more exploration in Quebec and get another CDN$400,000 back, etc.. This multiplier effect keeps going. Or for example, if we choose, we could use the money we get back for additional exploration in the Dominican Republic.

Q: Can you outline the company’s share structure, market capitalization and under what exchange and symbol Everton’s shares are traded?

Audet: Everton has about 56.8 million shares outstanding and on a fully-diluted basis there are 65.7 million shares. On a partially diluted basis, Everton has a market capitalization of about CDN$85 million. The shares of Everton trade on the TSXVenture Exchange under the symbol EVR and in Germany on the Frankfurt Exchange under the symbol ERV.

Q: The exploration results coming from your Quebec assets have been impressive and although still early, resemble those achieved by Virginia Gold. What are your thoughts about this?

Audet: Yes. Everton has had a very successful 2006 exploration program in Quebec. We have identified 5 separate gold showings on our Opinaca properties. We are exactly where Virginia Gold was two years ago after they had completed channel cutting and had just started drilling. Everton recently channel cut economic grades of gold at the Manuel Showings grading up to 12.01 g/t Au over 4.60 meters and our recently completed first phase of drilling at the Claude Target returned 1 g/t Au over 21.5 meters. More importantly, the mineralization is very similar to the mineralization discovered by Virginia Gold. We have now identified a 10km strike length along a corridor between the Claude Target on Opinaca “B” and the Manuel Showings on Wildcat 5. We call this the Claude-Manuel Corridor.

Q: Are there any aspirations to obtain an American listing?

Audet: The Board of Everton Resources is constantly considering all options to enhance the company’s liquidity and international exposure. A future American listing is one of the options being considered at this time.

Q: How much money does the company have and how long will it take you to spend this? What is the objective of these expenditures?

Audet: Everton currently has about CDN$15 million in the treasury and this will allow the company to actively advance its projects well into 2007. This money will allow the company to initiate a more aggressive drill program at the Claude Target in Quebec this winter and to continue to advance its projects in the Dominican Republic.

Q: How many shares does the management team own and what percentage of the company does that represent

The management team including the Board of Directors holds just under 5% of the company.

Q: Looking 1—2 years out, where do you envision Everton being?

Audet: Based on our progress in Quebec and the Dominican Republic, we feel that Everton is very close to identifying a major deposit in both locations. In 1—2 years, we hope we are drilling out world class discoveries in both the James Bay area of Quebec and in the Dominican Republic.

Q: Who should investors contact if they want to learn more about Everton?

Audet: I can be reached directly (613) 241-2332 or at andre@evertonresources.com. Investors can also contact our Manager of Investor Relations, Todd Opalick, at (613) 241-2332 or 1-800-778-0263. He can also be reached at todd@evertonresources.com. Interested investors can also learn more about Everton Resources by visiting our website at www.evertonresources.com

[GRAPHIC: Exploring for GOLD in All the Right Places EVERTON RESOURCES TSX Venture Exchange TSX: EVR-V For more information: 1.800.778.0263 www.evertonresources.com todd@evertonresources.com]

US Gold’s World Class Exploration Team
Looking for the next Cortez Hills Discovery

[GRAPHIC: 23% OWNED BY MCEWEN]

Ann Carpenter, US Gold’s President and COO, has been busy assembling an elite team of exploration geologists.

“These individuals know what it takes to make a discovery,” explains Ann. Members of the Team have been involved in many of Nevada’s big gold discoveries including Carlin, Cortez, Bald Mountain and Getchell.

The exploration lineup is composed of individuals who are committed to making a significant discovery. US Gold hired Eric Saderholm as Vice President, Project Development. He brings with him twenty years of experience in the mining sector with the majority of this time being spent in Nevada with Newmont mining. He has been part of exploration teams that have made four discoveries that turned into producing mines. So what attracted Saderholm to US Gold from the position he held at one of the world’s top mines? “It is apparent to me that we have all the right ingredients for a large discovery at Tonkin Springs. It’s time to put it all together and take our best shot at success” asserted Eric.

Steve Brown joined US Gold as Senior Geologist. Previously he worked at Nevada Pacific Gold as Vice President, Exploration. He has been involved with many mining projects in North America, including Gold Fields Mining Company’s Chimney Creek Mine in Nevada, where he was part of the team responsible for their large discovery. This project is now the combined Twin Creeks mine, which has current total production, reserves and resources of over 17 million ounces of gold.

Radu Conelea, who is one of Nevada’s respected geologists, also joined US Gold in 2006. His interest in Tonkin Springs is based on his previous work in the Cortez and Carlin Trends with Placer Dome and Barrick Gold. He elaborated, “My understanding of Carlin-style gold deposits has developed from my own detailed work throughout Nevada. I am motivated to identify similar promising features at US Gold’s Tonkin Project with the final goal of discovering a significant gold deposit.”

Every individual at Tonkin Springs was attracted to the project because they recognize that it is in the right address, being just south of Cortez Hills, and has the right geology and a real chance at making a discovery. “We are thrilled to have attracted some of the top talent within Nevada to our project. Their willingness and excitement is a true testament to the potential of Tonkin,” concluded Carpenter.

[GRAPHIC: Extreme Leverage to Gold… TSX: GUY GUYANA GOLDFIELDS INC. For more information: 416.628.5936 www.guygold.com info@guygold.com]

Cyberplex: A Situation For Value Investors

[GRAPHIC: 25% OWNED BY MCEWEN]

“Companies that trade near their cash value, have positive cash flow and their share price is trading near the bottom of their price range are worth a serious look,” stated Rob McEwen.

Cyberplex (CX-TSX) rode the Internet bubble. It crashed with the sector but it managed to survive. “After a sector blows up you want to stand back and see who is left standing. You want to see who the survivors are that have sustainable businesses,” explained McEwen. When McEwen Capital first invested in Cyberplex the shares were trading for CDN$0.20. The company’s cash position and market capitalization were both CDN$6.5 million, annualized cash flow was around CDN$600,000 and it had a senior listing on the TSX (Toronto Stock Exchange). So why was the company trading this low? “Because no one is looking at the tech sector,” stated McEwen. “The money has left but I am confident that given enough time it will return.”

For twelve years Cyberplex has been servicing their customers at the highest level, maintaining technical excellence and preserving a strong balancesheet. Their ability to conserve cash and remain debt free has sustained their reputation as a quality partner for many Fortune 1000 companies. Today, Cyberplex is focused on value creating acquisitions such as their recent purchases of WebAffairs and Incentaclick.

During 2006, McEwen Capital continued to increase its investment in Cyberplex and became the company’s largest investor when it subscribed for CDN$3.0 million in a private placement that closed last summer. “Think back to 1998—1999 when commodities stocks were trading at similar low valuations. The market was out of favour and investors thought prices would trend lower,” explained McEwen. “Eventually the market returns. Technology advancements and  the Internet are not going away.” McEwen Capital completed its private placement in Cyberplex at CDN$0.40 per share as of December 31, 2006.

[GRAPHIC: CHART CYBERPLEX SHARE PRICE 1997-PRESENT]
[GRAPHIC: CX CYBERPLEX]

Goldcorp & Shareholder Rights

Post Enron and Worldcom, investors expect transparency! They expect corporate Boards to live up to the highest standards of corporate governance! In the fall of 2006, Rob McEwen sued Goldcorp Inc. (NYSE: GG TSX: G), McEwen Capital’s largest investment, in an attempt to attain a shareholder vote on the proposed merger with Glamis Gold. Glamis shareholders, who received a 35% premium, were given a vote, an information circular, and a right of dissent. Goldcorp shareholders, who faced being diluted by 66% and paid the hefty premium, were left in the dark with no vote, no information and no right of dissent.

McEwen Capital argued that under Ontario law a corporation must get shareholder approval before proceeding with certain fundamental changes. Given the magnitude of share dilution, the transaction threatened to undermine the integrity of the Canadian securities market, foreign investor confidence, and shareholder rights!

The battle received widespread support from investors including the influential Ontario Teachers’ Pension Plan (OTPP), who manages CDN$96 billion in assets. In a press release OTPP stated that the merger should have required shareholder approval. “This is a matter of principle for shareholders,” said Brian Gibson, Senior Vice-President, Public Equities for the OTPP. “The number of shares being issued by Goldcorp to acquire Glamis…is well beyond the level where shareholder input should be sought.”

Outside of Canada, the world’s leading stock exchanges have established regulations that require shareholder approval for transactions that result in significant share dilution. The New York Stock Exchange threshold is 25%, Hong Kong is 20% and the London Stock Exchange sets the bar at 5%. The Toronto Stock Exchange has no such regulation. McEwen, using his personal website (www.robmcewen.com), communicated with shareholders to get the message out. During the court battle the website received over 100,000 hits and a total of 1,534 individual shareholders representing 28,282,405 shares backed his efforts by submitting a support form that could be downloaded from the site.

Surprisingly silent were the organizations whose mandate it is to protect shareholder rights! “The Goldcorp situation seemed to be just the type of transaction where these groups say a vote is required. Is this a case of all talk and no action? Aside from the public statement from the Ontario Teachers’ Pension Plan, most of the corporate governance organizations in Canada and the United States remained mute,” observed McEwen.

The Court denied McEwen Capital’s request for a vote and in the process created a loop hole you can drive a truck through. Three days after the Court’s decision, Kinross Gold (NYSE: KGC TSX: K) followed Goldcorp’s lead by announcing a transaction where no shareholder vote would be sought but significant share dilution would occur.

“The issue is now on the table for Canada’s regulators. If this country hopes to compete on the world stage and attract foreign investment it will need to modernize its policies and protect the rights of shareholders. Otherwise, it is only a matter of time before foreign investors take their dollars and leave,” concluded McEwen.

When to Invest in a Gold Company:

A Case Study of Minera Andes

[GRAPHIC: 28% OWNED BY MCEWEN]

Within the lifecycle of a gold company, there are two stages where McEwen Capital looks to focus its investments in addition to opportunities created by market corrections. The first stage is at the early exploration level and the second stage happens as a company nears production and cash flow. Minera Andes, which is focused in Argentina and is 28 percent owned by McEwen Capital, is in the latter stage and will soon be producing gold and silver from its San Jose Mine in Argentina. To better identify these two investing opportunities, consider the following stages in a company’s development:

Stage 1: Discover

Stage one involves high risk/high reward, grass roots exploration. Your investment can go to zero but if the company is successful and makes a discovery, it can be a thrilling experience, both emotionally and financially!

Stage 2: Build

Once a discovery is made the focus turns to the economics of the project. The company will prepare a feasibility study, seek project financing, apply for permits and then finally start building a mine. Stage two usually presents limited upside for investors. Money that was once spent exploring and growing the size of a deposit is now focused on building a mine. It is up to management to deliver on the promise. In most cases the project is delayed and over budget. With little news during this stage, the share price tends to languish. This is not an ideal place for investors to be putting their money.

Stage 3: Produce

Similarly to stage one, investors should be looking at companies that are entering stage three.  Many of the unknowns that are associated with building a mine are now in the past, the share price is typically trading at an attractive valuation and the company is entering a period of production, cash flow and earnings!

Minera Andes is currently entering Stage 3. The company’s 49% owned San Jose Mine (51% is owned by Mauricio Hochschild - LON:HOC) is scheduled to begin production in mid 2007. And already plans are being considered to double gold and silver production. Exploration is expanding the mine’s life. Based on US$550 gold and US$10 silver prices, the project is expected to generate an after tax internal rate of return (IRR) of nearly 48%!

Minera Andes’ exploration team has also been delivering exciting drill results on another of its properties! The Los Azules exploration program in northern Argentina has been very encouraging and indicates the company has discovered large copper systems. Further exploration might indicate how large it might be.

[GRAPHIC: CHART LIFE CYCLE OF A MINE]

Celebrating a Milestone in Canadian Medicine

[GRAPHIC: PICTURE AND CAPTION: Dr. Heather Ross, Rob McEwen, Sir Bob Geldof, Dr. Renke Li and Cheryl McEwen cutting ribbon at launch of the McEwen Centre for Regenerative Medicine.]

Wednesday, October 25 marked the official launch of the McEwen Centre for Regenerative Medicine. The centre, which was established in 2003, celebrated its new home in the Toronto Medical Discoveries Tower in the MaRS Centre as well as the appointment of its new Founding Director, Dr. Gordon Keller, MD, PhD. A scientific symposium and ribbon cutting ceremony followed by a very special dinner commemorated this milestone in Canadian medicine.

The symposium featured a panel of experts that presented some of the world’s most cutting edge research in Regenerative Medicine. The panel was compiled from some of the greatest minds in the field and included Dr. George Daley, MD, PhD as keynote speaker. Dr. Daley has received research awards from a variety of medical institutes including Harvard Medical School and the Leukemia and Lymphoma Society of America. A reception and ribbon cutting ceremony followed where attendees had the opportunity to tour the facilities.

The proceedings were highlighted by the participation of celebrity guest, Sir Bob Geldof who addressed the audience with thought provoking and entertaining words. He is a dedicated leader in humanitarian efforts and founder of the Live Aid and Live 8 concert series. This year he was honoured as recipient of the Holocaust Museum Houston’s Lyndon Baines Johnson Moral Courage Award and was nominated for the Nobel Peace Prize. Sir Bob Geldof shares in the McEwen Centre’s vision for a brighter future for humanity.

To conclude the evening, guests were invited to an intimate dinner hosted by Rob and Cheryl McEwen. The Golden Vision Dinner brought together business, government and medical science leaders who were treated to a spectacular meal prepared by Chef Jamie Kennedy.

Regenerative Medicine promises healing techniques that will use the body’s own products to repair or replace disease damaged or defective cells, tissues and organs. This offers a more efficient alternative to current high risk and extremely invasive techniques that ultimately do not provide cures for a multitude of debilitating and life altering diseases. This also means a world where we will no longer fear heart disease, diabetes, Parkinson’s and countless other conditions that presently dramatically transform a patient’s quality of life.

The opening of the McEwen Centre for Regenerative Medicine, the first of its kind in Canada, is truly a cause for celebration.  The evening was a fantastic success!

For more information about the McEwen Centre for Regenerative Medicine, or to make a donation, please visit www.mcewencentre.com.

[GRAPHIC: Accelerating Exploration… US GOLD TSX UXG www.usgold.com 1.866.441.0690 info@usgold.com]

NASA Helps Accelerate US Gold’s Exploration

[NASA logo]

US Gold has partnered with NASA, to conduct a four year research program that will perform advanced mapping of surface mineralization. NASA selected seven different mineral deposit sites with US Gold’s Tonkin Springs Project being the only North American gold deposit included in the research.

Benefits for NASA

The data compiled from this project will assist NASA in achieving a better understanding of geologic mapping capabilities from space and will facilitate future design of earth observation and space exploration systems.

Why US Gold?

NASA selected US Gold because of its location along the Cortez Trend, its limited mine disturbance and high soil and rock exposure within a known mining district. Most Gold’s willingness to collaborate with NASA established a working partnership between the two parties.

Significance for US Gold

Exploration

Remote Sensing is a highly technologically advanced compliment to US Gold’s current exploration methods. From a distance it enhances locations for fieldwork and helps to accelerate exploration, aiding US Gold’s team in selecting target areas for drilling. Mapping resulting from one year of remote sensing would take four or five years to compile by conventional means. Moreover, the technology and equipment used by NASA is too costly and generally not available for commercial mineral exploration. “Companies that embrace technology and accept change will open up many more doors that could lead to a discovery. It is searching out and asking how we can employ tools not traditionally used to find gold that will help set us apart.” stated Rob McEwen, CEO and Chairman of US Gold.

Investment Locations

[Globe logo]

Company	Project Locations

US Gold	Nevada

Lexam Exploration	Colorado
Quebec

Coral Gold	Nevada

Cyberplex	Ontario

Everton Resources	Quebec
Dominican Republic

Golden Valley Mines	Saskatchewan
Ontario
Quebec

Guyana Goldfields	Guyana

Minera Andes	Argentina

Nevada Pacific Gold	Nevada
Mexico

Tone Resources	Nevada

White Knight Resources	Nevada

Forward Looking Statements

The information presented in INSiTE contains certain forwardlooking statements within the meaning of US federal securities laws. These include statements about McEwen Capital’s expectations, beliefs, intentions or strategies for the future, and are indicated by words such as “budget”, “anticipate”, “intend”, “believe”, “estimate”, “forecast”, “expect”, and similar words. While all forward-looking statements reflect McEwen Capital’s current views with respect to future events, they are subject to certain risks and uncertainties. Actual results may differ materially from those projected in INSiTE for a number of factors, including those which are described in the mentioned companies’ periodic filings with security regulatory authorities. McEwen Capital bases its forward-looking statements on the information currently available to it and McEwen Capital does not assume any obligation to update or revise them, except in accordance with applicable securities laws. Readers should not place undue reliance on forward-looking statements.

[McEwen Capital logo]
 Striving to Build

Hot of the Press!

Two recently released best selling business books feature Rob McEwen’s “Goldcorp Challenge” as a model that exemplifies open source sharing in the new age of collaboration.  Both Wikinomics and Mavericks at Work profile companies and business leaders that are guiding the way in the 21st century!

You can find the Goldcorp Challenge featured in chapter one of Wikinomics and chapter four of Mavericks at Work.  These are two great business books worth reading!

Gold ETFs Enjoy Broad Acceptance
By Gene Arensberg, ResourceInvestor.com

For a little over two decades beginning in the 1980’s the price, and more importantly the direction of the price of gold, was and to a large extent still is, determined by the gold futures markets. The difficulty and expense of owning physical gold limited the playing field and thus the potential number of investors. For years the World Gold Council dreamed of making gold more accessible to mainstream investors. Efforts to come up with an easily tradable pure-gold-metal fund languished as industry resistance, tax laws and regulatory hurdles seemed insurmountable. Not any more. Make no mistake about it, just a couple years since their inception, the new exchange traded funds (ETFs) for gold are fast changing the dynamics of the gold market. ETFs are altering and challenging the once unquestioned dominance of the relatively small market for physical gold bullion by a comparative handful of very large players, bullion banks and futures, or paper gold markets. Want evidence that gold ETFs are gaining broad acceptance? As of October, 2006 ETFs sponsored by the World Gold Council (WGC) had accumulated 492 tonnes of gold worth $9.4 billion from nothing in a little over two years. The flagship gold ETF is the streetTRACKS Gold Trust which trades on the New York Stock Exchange under the symbol GLD, and it has accumulated 390 tonnes of that 429 tonne total for investors in the trust. According to the World Gold Council, 490 tonnes would rank 11th globally in largest gold holdings including countries and central banks. Those figures do not include the Barclays gold ETF which is not under the WGC umbrella. Barclay’s iShares COMEX Gold Trust [AMEX:IAU] has accumulated an additional 34 tonnes for its investors.

A New Day for Gold Investors

ETFs rise and fall according to investor demand. For example the number of shares is adjusted higher or lower in reaction to demand so that each GLD share tracks very closely to the price of gold. When it is determined that new shares need to be issued (when buying is significantly stronger than selling) the authorized market participants cause a basket of shares to be issued in return for depositing with GLD’s custodian a corresponding amount of gold metal.

The opposite occurs when selling is significantly stronger than buying. Gold ETFs in the U.S. do have fees currently limited to ..4% annually paid for by sales of the metal so that the amount of gold held is reduced each year. After three years the theoretical reduction in gold holdings would be 1.2% in payment of the fees. ETFs allow gold investment by many more large investors now who would not invest in actual physical gold otherwise. Before the ETFs, to invest in gold — especially in quantity — was more complicated and much more expensive. One either had to take physical possession of the metal or arrange for secure storage of it for a fee. Insurance, delivery, and safety are all factors which are daunting to nongold bugs. So the field for larger investors for gold metal was always limited. For smaller investors who might swing by the local bullion dealer on the way home to buy a few U.S. Gold Eagles once a month, for example, the difference in opportunity today is quite remarkable. The 2% to 6% premiums charged by bullion brokers for gold bullion means that the investor has to be able to cover a 4% to 12% spread just to break even on a physical gold investment. At the extremes that is the equivalent of having to pay $53 for a $50 stock. Most traditional equity investors wouldn’t accept this, but it is the norm for small bullion investors. With any online brokerage account an investor can add shares of one of the large gold ETFs and do so literally at the spot price. With GLD for example, each 10 shares represents one troy ounce of .999 pure gold the trust keeps parked in ultrasecure London vaults. Want to add gold exposure to an investment portfolio? No problem. It takes just a few clicks right from the comfort of the study or office computer terminal. Thanks to the new gold ETFs the small investor actually has the very same purchasing power premium-wise as large traders. Whereas before there was a small, but dedicated number of gold investors willing to put up with the difficulties and up-front expense to invest, there are legions of experienced online and traditional equity investors that have already embraced the new trading vehicle. Even more will undoubtedly add gold to their investment portfolio now that they can do so without the hassle and expense involved with actually taking possession of the metal. That’s powerful stuff and it is one reason that the gold market dynamics are in the beginning stages of working out a new order. By the time that new order has fully evolved it is conceivable that gold ETFs will become the most powerful pricing influence in the global gold supply/demand/liquidity equilibrium. Imagine the explosive future possibilities when gold registers higher on the now open-ended “gold popularity Richter scale” with so many more investors able to participate. It is exhilarating to consider that an entirely new source of liquidity has opened up and even though still quite new, is already gaining broad acceptance in the marketplace. While it is still much too soon to measure, and while the old order still wields considerable influence in the market, there is little doubt that the market pressure provided by the ETFs has at least modified the old command and control and through the actions of perhaps tens of thousands of large and small investors.

[US Gold logo]

Lunch is on…

We invite you to attend one of our bi-weekly lunchtime presentations where you can hear our story, meet management and ask questions in an informal setting.

If you would like to attend, please visit our website at www.usgold.com or contact Kristi Villers at 1-866-441-0690 or via email at Kristi@usgold.com

Our Investments

[GRAPHIC: Stock Chart with Company Name, stock prices, stock symbols US Gold
Lexam Explorations Coral Gold  Cyberplex  Everton Resources  Golden Valley Mines  Guyana Goldfields
Minera Andes  Nevada Pacific Gold  Tone Resources  White Knight Resources]

*As of February 26, 2007

[Photo Caption: Mining Engineering Graduates need to triple in the next ten years.

The Mining industry in North America and throughout the world is thriving! Today it is characterized by state of the art technology and innovative practices that continually provide stimulating challenges for those involved. It also offers promising career opportunities for energetic and creative students and boasts competitive wages and opportunities for fast advancement. Yet the mining industry is experiencing difficulty keeping up with labour demands. The industry workforce is largely composed of individuals who will be retiring within the next five to ten years. Among those working in the sector under the age of thirty, only nine percent work in the physical sciences and engineering. According to the National Mining Association in the United States, the industry is experiencing a shortage of skilled workers and will need to replace 55,000 mining employees in the next decade. Moreover, the Society for Mining, Metallurgy and Exploration suggests that at least 300 new mining and minerals engineering graduates are needed annually to keep up with projected growth, a figure more than three times the current graduation rate. In Canada the situation is similar. A 2005 study, Prospecting the Future: Meeting Human Resources Challenges in the Canadian Minerals & Metals Industry, argues that the industry will require up to 81,000 new people to meet current and future needs. The study suggests that enrollment in post secondary mining-related programs will increase over the next ten years at an estimated average annual rate of 3.3% for universities and 7.4% for colleges and technical institutes. However, the biggest hurdle in Canada is maintaining graduates in the country as both undergraduate and graduate students are being actively recruited by companies worldwide. In 2005 the annual median pay for mining engineers in the United States was US$83,000 and in Canada average starting salary for physical scientists and mining engineers was CDN$53,625. Besides good compensation, the industry offers opportunities in diverse fields such as information technology, robotics, geology, finance, accounting, law, and communications, among many others. Today, the mining industry is very dynamic and technically advanced. For motivated students with a taste for adventure it promises travel, fast advancement, and tremendous personal growth and fulfillment.MINING ROCKS!

[Logo — McEwenCentre for Regenerative Medicine]

Most observers also thought we would lose and Glamis would win. For me, the math was obvious. The challenge was to convince our shareholders that the purchase of Wheaton would be more attractive than accepting Glamis’s 27% premium. I had $100 million invested in Goldcorp. I was a large shareholder talking to other large shareholders. I liked the Wheaton deal, but I only owned 4% of Goldcorp. I respected the fact that the other 96% may not like the deal, and they wanted a vote. So, I gave them a vote. They are the owners of the company.

At the vote, which happened to be Valentines, it turned out to be a sweetheart of a day. Our shareholders approved the purchase of Wheaton and effectively killed the Glamis bid. Within a year, Goldcorp’s share price doubled. This is the kind of deal you want. This is the kind of deal your shareholders want. Goldcorp appeared destined to outperform the market. On a trailing 12 months basis, EPS growth, Goldcorp first, net margin first, return on equity second, return on assets second. A start, but there were worrisome signs. The new CEO began selling shares within three months. Over the next 18 months, he sold 675,000 shares in six transactions, and his interest fell below 100,000 shares, while his salary, bonus and options increased significantly. He once said my salary was an embarrassment to the industry because it was so low. As a group, the board and management of Goldcorp owned less than 400,000 shares, or .01% of the company. In a remarkable show of confidence, Goldcorp’s COO and CFO together owned a total of 500 shares. What were the factors that made Goldcorp successful before Wheaton? One, we discovered an extremely rich gold deposit. It started at the bottom of a 50-year-old mine that people thought was about to close. It was under-capitalized, had bad labour relations and high cost. It was transformed through exploration into the world’s richest gold mine. There were other factors that focused on increasing the share price, starting with management and the board having a significant stake, aligning themselves with shareholders. We terminated a multiple share structure to be more attractive to investors. We were financially conservative, foregoing debt, building cash, violently opposed to hedging. Withholding gold deferred our largest expense, income tax, and gave us leverage to gold that no other producer offered. We distributed our profits in an ever-increasing stream of dividends. I thought it was a good discipline for management to say, “We have to pay rent to our shareholders.” We pulled a financing and takeover bid when the terms were not to our advantage. We compared our performance to the best companies in the world, not just our industry. In terms of investor relations, we led the industry in radio advertising, weekly investor luncheons, aggressive Internet marketing, and being gold evangelists, translating the industry’s language into the language of investors. Our innovation and success in exploration is well known, through the use of the worldwide web and the Goldcorp Challenge. Today, this innovation is being held up as a model for many other industries. After a 46-month long strike and watching the union walk away after 50 years, we became very inspired. We achieved what every labour negotiator and labour lawyer in the country said was impossible, the union elected to leave after 50 years. We built the first virtual reality lab in the world at the mine. We worked with the makers of the space arm to automate our underground. We encouraged innovation. All of these actions differentiated us in the marketplace, contributed to investors seeing Goldcorp as a more interesting company that they wanted to own. As a result, our share price performance continually was one of the top performers!

[Logo — Lexam Energy Exploration]

Consolidating the Cortez Trend

In the spring of 2006 US Gold announced its intentions to acquire all outstanding shares of three junior exploration companies adjacent to its property in Nevada’s Cortez Trend. The acquisition of the three targets, White Knight Resources Ltd. (TSX-V: WKR), Nevada Pacific Gold Ltd. (TSX-V:NPG), and Tone Resources Ltd. (TSX-V:TNS), represents an important step towards building Nevada’s premier exploration company! The proposed transaction builds on US Gold’s Tonkin Springs’ ideal address, located just south of Barrick’s Cortez joint venture which has past production and current reserves and resources of over 33 million ounces of gold. The merged company will be sandwiched between the world’s largest gold producers, Barrick and Newmont, along Nevada’s prolific Cortez Trend.

“Consolidation increases the odds of a discovery and decreases the risks involved in exploration,” explained Rob McEwen, Chairman & CEO of US Gold. “The combination of the four companies would attract a larger investor group and offer US Gold a very unique place in the market” stated McEwen.

The New US Gold will have a property package comparable to a senior gold producer in one of Nevada’s most prospective areas. It will also have an exploration budget similar to a senior producer. This, in addition to having the balancesheet and trading liquidity of a mid-tier producer, while retaining the upside of a junior, will set US Gold apart in the sector. Although the process experienced a few hurdles, US Gold is moving ahead as planned! After the applications were approved by the SEC in early 2007, US Gold announced that it had launched the formal bids on February 12, 2007. The consolidation should be completed by the end of April.

[Logo — Cortez Trend]

Giving Shareholders What They Want:
A Higher Share Price

The following was a speech delivered by Rob McEwen on September 26, 2006 to a large group of institutional investors at the Denver Gold Show

[photo — Rob McEwen “Our innovation and success in exploration is well known…Today, this innovation is being held up as a model for many other industries.”

I want you to think about a solution to a big problem for all shareholders. How do we encourage management to put more money on the line? If we don’t,we are not going to see the returns that we are looking for. Look at the ownership of boards and management of most companies, big companies. The percentage is tiny, almost insignificant. It’s not hard to see why there are so many high takeover premiums today. They have much less to lose than their shareholders. Generally, there is an inverse relationship. The bigger a company gets through acquisition, the smaller management’s ownership becomes. But salary, bonus, options, pension plan grow.

Getting bigger is better for management, not shareholders. Look at the gold sector by net margin, return on assets, return on equity, earnings per share, dividend yield, and compare that to the S&P 500. On all measures, our industry is not performing with the broad market, and we need to make it do so, because if we don’t, we will remain a small sector of the market. Look at the gold stocks that said, “Bigger was better”...look at Barrick. In the last ten years, if you were a buy-andhold investor and you bought in 1996, you are up 6%. But they increased production 3.7 times and gold is up 45%. Look at Newmont, same thing. They increased production by about 2.7 times, and their share price is down 8% over the 10 year period. Look at Kinross, they increased production almost 3 times, and they are down 50%. Over the 19 years I ran Goldcorp, ownership was central to my decisions. On February 14th of 2005, I completed a $2.6 billion purchase that positioned Goldcorp to become, in my mind, the ultimate gold stock.

I was convinced Goldcorp’s purchase of Wheaton River would create value that would cause Goldcorp’s share price to more than double in the short term, and I am pleased to say it did. This transaction was the result of a decision I made in spring of 2005. At that time, we enjoyed a unique position. We had a fantastic financial position, US$400 million in cash, no debt, no hedge, low costs, big profit margins, owned the world’s richest gold mine, and had one of the lowest costto- capital in the industry. As a result, almost every investment banker had our number and tried to convince us they had the perfect deal. They would pitch this takeover or that. They would wave fame and fortune and say, “If you do our deal, this is what you will get”, using their classic line, “Bigger is better. Imagine, you could be...pick a number, ninth largest, sixth largest, fourth largest in North America or the world.” They are good salespeople. They also say, “If you don’t do a deal, your shares will start falling.” We took a close look at a number of deals, but never could achieve internal consensus. Doing corporate due diligence is very detailed, time consuming, frustrating and a big disruption for management, but a necessary process. After a while, my management team just wanted to do a deal. I didn’t. I hadn’t seen value. I would ask these investment bankers, “What will happen to my share price?” Their answer was always the same, “Initially it is going to go down.”

So, I would ask, “Well, by how much?” And they would say, “We can’t tell you.” I said, “All right. Well, when is it going to recover and go higher?” And they said, “Well, we don’t know, but the market really wants you to be a bigger company.” To me, that was unacceptable. I told them to come back when they had a deal that made my shareholders happy. The question we were struggling with was, “How do we grow from our strong base? How do we create the next chapter?” I constructed an equation of growth variables and looked at each one and couldn’t figure out what was holding us back. One day, I passed a mirror and staring back was a variable I hadn’t considered: it was me. I reflected on my strengths and skills and the needs of the company and decided it was time for a change. I went to the board and said, “It is time we hire a new CEO.” They weren’t happy. I mean, we were at the top of our game. I believed we were at a nflection point, and I have seen many companies where the founder takes it to a point and then can’t take it any further. The stock plateaus or falls off. Since I was a large owner, I had no interest in seeing my investment go down. I was looking for the next step that would take it higher. Our search had not yet found a suitable CEO when I attended a presentation on Wheaton River. I liked what I saw, did my numbers and thought it made a lot of sense. We were paying a 7% premium, issue 70% of our stock to increase cash flow threefold, earnings twofold, reserves by 90%, production by 100%. Our costs were going down by about 50%, and we were already at the bottom of the cost curve and a 40% internal growth. They were viewed as a young coppertainted producer, and I thought if we put the two together, we would have a value increase. On December 5th 2005, we announced our bid to acquire Wheaton. It was obvious the market liked the deal, at the end of the day, both stocks were up. I was told this was a rare event. It’s unusual to see the acquirer’s share price go up and I kept asking myself, “But why does that have to be? Why can’t we make investments that are good for both shareholder groups?” Then Glamis bid for Goldcorp. It started as 22% premium and moved to 27%. At that point, Ian Telfer, CEO of Wheaton, said our deal was dead. For me, this was just the start of the game.

[graphic — CX Cyberplex — Unleash the Power of your Web Based Solution]